QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

        EVOLVING SYSTEMS, INC.

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
(PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW OF THE
STATE OF DELAWARE)

        Evolving Systems, Inc. (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

        FIRST:    That the original Certificate of Designation (the "Certificate of Designation") of the Series B Convertible Preferred Stock (the "Series B Preferred Stock") was originally filed with the Secretary of State of Delaware on November 1, 2004.

        SECOND:    That the Board of Directors of the Corporation, by unanimous written consent executed as of February 3, 2005, duly adopted a resolution authorizing and directing that the Certificate of Designation be amended, and declaring said amendments to be advisable, which resolutions are as follows:

        RESOLVED, that Section 2(d) of the Certificate of Designation be amended and restated in its entirety to read as follows:

  "(d) The Corporation shall deliver written notice of any Liquidation (other than a Deemed Liquidation Event) to each holder of Series B Preferred Stock not less than twenty (20) consecutive days prior to the payment date or effective date thereof. Notwithstanding the foregoing, in the event of a Deemed Liquidation Event as contemplated in Section (c)(i)(A)(II) above, the Corporation shall deliver written notice of such event, together with the Financial Projections, to the Primary Holders (as such term is defined in Section 3(b)(i) below) on behalf of all of the holders of Series B Preferred Stock, no later than sixty (60) calendar days prior to the contemplated effective date of such Deemed Liquidation Event. The Financial Projections shall be deemed accepted and conclusive and binding upon the holders of the Series B Preferred Stock, unless the Primary Holders shall give written notice to the Corporation of the items in the Financial Projections with which the Primary Holders disagree (the "Accretive Calculation Disagreement Notice") within twenty (20) calendar days after the receipt by the Primary Holders of the Financial Projections. The Accretive Calculation Disagreement Notice shall specify each item disagreed with by the Primary Holders (or the Primary Holders' calculation thereof), the reason for the disagreement and a restatement of the item disagreed with to reflect the view of the Primary Holders. If the Corporation disagrees with the Primary Holders' position as set forth in the Accretive Calculation Disagreement Notice, then the Corporation shall notify the Primary Holders within twenty (20) calendar days after the receipt by the Corporation of the Accretive Calculation Disagreement Notice (the "Corporation's Notice Period") that the Corporation disagrees with the Accretive Calculation Disagreement Notice. The Corporation and the Primary Holders shall, during the twenty (20) calendar days after receipt by the Primary Holders of such notice (the "Negotiation Period"), negotiate in good faith to resolve any such disagreements. If at anytime during but not later than the end of the Negotiation Period the Corporation and the Primary Holders have been unable to resolve their disagreements, either the Corporation or the Primary Holders will have the right to engage on behalf of the Corporation and the holders of Series B Preferred Stock, Grant Thornton LLP (or such other Person mutually agreed to in writing by the Corporation and the Primary Holders) (the "Unaffiliated Firm") to resolve the items set forth in the Accretive Calculation Disagreement Notice with respect to which there is continuing disagreement between the Corporation and the Primary Holders. If the Corporation notifies the Primary Holders in writing that it agrees with the Accretive Calculation Disagreement Notice or does not provide the Primary Holders with notice of Corporation's disagreement by the expiration of the Corporation's Notice Period or if an Unaffiliated Firm is not engaged as provided this Section 2(d), the Financial Projections, as modified by the Accretive Calculation Disagreement Notice, shall be binding on the Corporation and all holders of the Series B Preferred Stock. The Unaffiliated Firm, employing such procedures as it in its sole discretion deems necessary or appropriate in the circumstances, shall resolve those disagreements with the Financial Projections as set forth in the Accretive Calculation Disagreement Notice which remain unresolved between the Corporation and the Primary Holders. The Unaffiliated Firm shall submit to the Corporation and the Primary Holders a report of its review of the contested items in the Accretive Calculation Disagreement Notice as quickly as practicable and shall include in such report its determination as to whether the effect of the proposed merger or consolidation is Accretive. The determination so made by the Unaffiliated Firm shall be conclusive, binding on and non-appealable by, the Corporation and all holders of the Series B Preferred Stock. The fees and disbursements of the Unaffiliated Firm shall be borne one half by the Corporation and one half by the Primary Holders. Notwithstanding all of the foregoing, the Corporation may elect, at any time, not to comply with this Section 2(d) with respect to a transaction described in Section 2(c)(i)(A)(II) above in which event the transaction shall be a Deemed Liquidation Event."

        RESOLVED, that Section 3(c)(ii) of the Certificate of Designation be amended and restated in its entirety to read as follows:

  "(ii) (A) authorize, designate or issue, or amend the terms of, any Parity Stock or any class of stock of the Corporation ranking senior to the Series B Preferred Stock as to the payment of dividends, as to distribution of assets upon Liquidation or as to any other payment upon Liquidation ("Senior Stock"), or (B) authorize, designate or issue, or amend the terms of, any shares of the Corporation's capital stock in a manner that would result in the Conversion Adjustment Cap being triggered pursuant to Section 4(e)(i) hereof;"

        RESOLVED, that the following sentence be added at the end of Section 4(e)(i) of the Certificate of Designation:

  "Notwithstanding anything contained herein to the contrary, for so long as the stockholders of the Corporation have not approved the matters presented for their approval at the Initial Stockholder Meeting (including, without limitation, the approval of the issuance of twenty percent (20%) or more of the Common Stock of the Corporation to Tertio and its stockholders in accordance with the terms of the Stock Purchase Agreement), no adjustments to the Conversion Price pursuant to Section 4 hereof shall be made that would result in the Series B Preferred Stock (together with shares of Series B Preferred Stock previously converted into Common Stock) being convertible into twenty percent (20%) or more of the Corporation's Common Stock outstanding immediately prior to the Series B Original Issue Date (the "Conversion Adjustment Cap"). Upon the approval of the Corporation's stockholders of the matters presented for their approval at the Initial Stockholder Meeting, the foregoing restriction on adjustments to the Conversion Price shall automatically expire."

        THIRD:    That the sole holder of the Series B Preferred Stock of the Corporation approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. Accordingly, said proposed amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        In Witness Whereof, the Corporation has caused this Certificate of Amendment to Certificate of Designation to be executed as of February 4, 2005.

EVOLVING SYSTEMS, INC.
By:	/s/ STEPHEN K. GARTSIDE, JR. Stephen K. Gartside, Jr. President and Chief Executive Officer

QuickLinks

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATION OF SERIES B CONVERTIBLE PREFERRED STOCK (PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)